EXHIBIT 99.1

Contact:   F. Michael Johnson
Chief Financial Officer
(251) 431-7813

BANCTRUST FINANCIAL GROUP, INC. REPORTS
2008 EARNINGS OF $1.1 MILLION

Fourth Quarter Loss Due to Higher Provision for Loan Losses

MOBILE, Ala. (February 16, 2009) – BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported 2008 net income available to common shareholders of $1.1 million, or $0.06 per diluted common share, compared with net income available to common shareholders of $6.2 million, or $0.49 per diluted common share, for 2007.  For the fourth quarter of 2008, BancTrust reported a net loss available to common shareholders of $3.6 million, or $0.21 per diluted share, compared with net income available to common shareholders of $120 thousand, or $0.01 per diluted share, in the fourth quarter of 2007. BancTrust’s 2008 results include the operations of The Peoples BancTrust Company, Inc. acquired in October 2007.  More information about this acquisition is found below under the heading “Accounting Treatment for Peoples BancTrust Acquisition.”

“We are pleased that BancTrust reported a profit for 2008 in light of the recession’s impact on the economy, particularly in our Gulf Coast markets that have been hard hit by falling real estate prices,” stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. “Our earnings for 2008 benefited from continued growth in our core South Alabama market and the acquisition of Peoples BancTrust.  In addition, we improved our operating leverage during the year by integrating Peoples and consolidating our subsidiary banks into one bank, thereby saving approximately $6 million in annual costs since the acquisition of Peoples.”

“We raised $50 million in new capital in December 2008 through the sale of preferred stock to the U.S. Treasury.  The new capital strengthened our already strong capital base and will play an important role in supporting our anticipated loan growth.  At year-end 2008, our total risk-based capital ratio was a strong 14.1%, well above the requirement of 10.0% for well-capitalized bank holding companies and the minimum regulatory requirement of 8.0%.”

“Our earnings for 2008 fell short of our expectations because of increased loan loss provisions, lower margins resulting from falling interest rates, and increased expenses associated with other real estate owned.  During the fourth quarter we took significant steps to strengthen our allowance for loan losses with the addition of $8.1 million.  We believe the additional provisions in 2008 were warranted in light of economic conditions and continued pressure on real estate collateral values.  Our focus remains on credit quality to protect our future earnings and our capital base,” continued Mr. Lamar.

2008 Results

Net interest income increased 13.2% to $60.9 million in 2008 compared with $53.8 million in 2007.   The growth in interest income was due to a 31.2% increase in average earning assets to $1.8 billion, resulting in large part from the Peoples acquisition on October 15, 2007.

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Loans totaled $1.5 billion at year-end 2008, down 6.1%, or $98.9 million, compared with year-end 2007.  The decrease was primarily due to a slowdown in economic activity in our coastal markets and to an increase in non-performing loans being moved into other real estate owned.  Also, approximately $24.6 million of the decrease in loans was due to the sale of three branches in the Tuscaloosa, Alabama, market in August 2008.  The branches were acquired in the Peoples transaction, and their sale was part of BancTrust’s plan to focus on markets where it has a greater presence.

“We had modest loan growth in the last three months of 2008, primarily because of the solid economic fundamentals in our metropolitan Mobile market.  The SBA recently reported that Mobile was one of the few markets in the nation reporting loan growth through the SBA programs, as contrasted with a nationwide decline exceeding 30%.  We believe the additional capital raised through the preferred stock sale to the U.S. Treasury will provide BancTrust with a solid capital base to fund loan demand in an improving economy.  We remain committed to supporting all our markets by providing loans and banking services for our loyal and growing customer base.”

We increased our 2008 provision for loan losses to $15.3 million compared with $12.4 million in 2007, primarily because of increasing non-performing assets in our Florida market.  At December 31, 2008, non-performing assets totaled $123.4 million compared with $50.6 million at December 31, 2007.

Non-interest income increased 51.5% to $23.0 million in 2008 compared with $15.2 million in 2007, primarily as a result of the Peoples acquisition.  The 2008 results also include a one-time pre-tax gain of $1.1 million on the sale of an interest rate contract acquired as part of the Peoples transaction.

Fourth Quarter Results

“BancTrust’s fourth quarter results were negatively impacted by the increase in our provision for loan losses, a decline in the net interest margin and higher costs associated with other real estate owned,” noted Mr. Lamar.  “The increase in our provision was due to a higher level of non-performing loans and higher charge-offs as we continued to be affected by a difficult economy.  Our Florida and coastal Alabama markets remained weak due to the fallout of lower real estate prices and lower sales.  Our entire team is focused on improving loan quality, the major factor affecting our earnings.  We also continue to work on improving our operating efficiency and expect to reduce our expenses by an additional $2 million in 2009 through cost savings programs and improved leverage of our technology infrastructure.”

Net interest revenue declined 22.7% to $13.5 million in the fourth quarter of 2008 compared with $17.5 million in the fourth quarter of 2007. The decline in net interest revenue was due primarily to a 2.6% decrease in average earning assets to $1.8 billion combined with a 75 basis point decline in the net interest margin to 3.08% for the fourth quarter 2008. Our high level of non-performing assets accounted for approximately half of the decrease in the net interest margin, which was also negatively impacted by numerous interest rate cuts by the Federal Reserve during 2008. These rate cuts, combined with pressure from banks in the Company’s markets who have been aggressively pricing deposit accounts, caused our average yield on loans to decline at a faster rate than our cost of deposits.   Our net interest margin was down 17 basis points from the third quarter of 2008 as a result of continued rate cuts in the fourth quarter of 2008 and competition for deposits. Approximately 60% of BancTrust’s loan portfolio is at variable interest rates.

The provision for loan losses increased 7.1% to $8.1 million in the fourth quarter of 2008 compared with $7.5 million in the fourth quarter of 2007.  The provision for loan losses was up from $1.9 million in the linked third quarter of 2008.  Net charge-offs were $2.5 million for the fourth quarter of 2008, an increase from $1.0 million in the linked third quarter of 2008.  Net charge-offs were $10.1 million in the fourth quarter of 2007.

We increased our allowance for loan losses to $30.7 million, or 2.00% of total loans, in the fourth quarter of 2008. The allowance has been increased in each of the last four quarters to account for higher levels of non-performing loans, primarily associated with our Florida and Alabama coastal markets.  The allowance was increased from $25.1 million, or 1.65% of total loans, at the end of the linked third quarter of 2008.

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“We experienced a slowdown in the growth rate of non-performing assets and a reduction in past-due loans in the fourth quarter compared with the third quarter of 2008,” stated Mr. Lamar.  “Although these trends are positive, our level of non-performing assets and other real-estate owned are significantly higher in 2008 than 2007.  We expect our focus to remain on improving credit quality until we see renewed strength in the economy in our markets.  We believe it is an important part of our strategy to protect our capital base.”

Total non-interest revenue was down 6.0% to $5.4 million in the fourth quarter of 2008 compared with $5.8 million in the fourth quarter of 2007.   The decrease was primarily due to a decline in other income, charges and fees, offset partially by an 18.5% increase in trust revenue to $1.1 million and a $135 thousand gain from the sale of securities compared with a similar gain of $3 thousand in the fourth quarter of 2007.

Total non-interest expense increased 4.3% to $16.6 million in the fourth quarter of 2008 compared with $15.9 million in the prior year fourth quarter.  The increase resulted from higher other non-interest expense, including expenses related to other real estate owned, a $113 thousand increase in intangible amortization costs related to the effect of purchase accounting and a 3.4% increase in salaries and benefits.  Also, Peoples  expenses were not included in the first two weeks of the fourth quarter in 2007 because of purchase accounting.  BancTrust reported lower costs for salaries and net occupancy expenses compared with the third quarter of 2008 and benefited from ongoing programs to streamline operations.  Higher non-interest costs in the fourth quarter of 2008 were offset partially by a $304 thousand decrease in net losses on other real estate compared with the fourth quarter of 2007.

The loss before taxes was $5.7 million in the fourth quarter of 2008 compared with a loss before taxes of $218 thousand in the fourth quarter of 2007.  The net loss for the fourth quarter of 2008 was $3.5 million compared with net income of $120 thousand, which included a $338 thousand tax benefit, in the fourth quarter of 2007. Net loss per common share for the fourth quarter of 2008 was $0.21 per diluted share compared with net income of $0.01 per diluted share in the fourth quarter of 2007.

The 2008 fourth quarter results included $111 thousand in dividends on the senior preferred stock we issued to the U. S. Treasury.  There were no comparable dividends in the 2007 fourth quarter.

BancTrust was classified as ‘well-capitalized’ at the end of the fourth quarter.  Total risk-based capital was 14.1% for the holding company and 13.2% for the bank, compared with a regulatory requirement of 10.0% for a well-capitalized institution and a minimum regulatory requirement of 8.0%.  Tier 1 risk-based capital was 12.9% for the holding company and 12.0% for the bank, both measures significantly above the requirement of 6.0% for a well-capitalized institution and minimum regulatory requirement of 4.0%.

In late December 2008 we improved our balance sheet by prepaying $18 million of the $38 million bank loan used to fund the Peoples acquisition.

Book value per common share decreased to $13.85 at December 31, 2008, compared with $14.26 at December 31, 2007.  Tangible book value per common share at December 31, 2008 was $7.76.

$50 Million of Preferred Stock Issued

BancTrust completed the sale of $50 million in senior preferred shares to the U.S. Treasury on December 19, 2008. The preferred shares pay a cumulative annual dividend at the rate of 5% for the first five years.  The dividend will increase to 9% after five years if the preferred shares have not been redeemed by the Company.   BancTrust expects the effective preferred stock dividend to total approximately $750 thousand, or $0.043 per diluted share, per quarter in 2009.

In conjunction with the issuance of its senior preferred shares, BancTrust issued the U.S. Treasury a warrant to purchase up to 730,994 shares of the Company’s common stock at $10.26 per share, which would represent an aggregate investment, if fully exercised, of approximately $7.5 million in BancTrust common stock, or 15% of the senior preferred investment.

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“The U.S Treasury Department’s Capital Purchase Program was designed to fund well-capitalized and well- managed banks to ensure the safety and soundness of the banking system during these tough economic times,” stated Mr. Lamar.  “BancTrust was rated a well-capitalized bank prior to participating in the program, and the additional capital significantly increases our capital base.”

“We continue to gain market share by attracting customers from other banks, many of whom had long-term relationships with their former bank and have experienced reduced service levels caused by recent personnel changes.  We remain focused on providing our customers with personal attention and services to support their financial requirements.  We believe we are in an excellent position to take advantage of the changes in the banking markets by leveraging our strong capital base to fund future loan growth as the economy improves,” concluded Mr. Lamar.

Accounting Treatment for Peoples BancTrust Acquisition

The acquisition of The Peoples BancTrust Company, Inc. was accounted for under the purchase accounting method as required by the United States generally accepted accounting principles.  Under this method of accounting, the financial statements of the Company do not reflect results of operations or the financial condition of Peoples prior to October 15, 2007.   The acquisition has made comparison to prior periods less useful as a means of judging the Company’s performance in 2008 compared with 2007.

Dividend on Common Shares

The Board of Directors declared a dividend of $0.025 per share, payable April 1, 2009, to shareholders of record as of March 16, 2009.  The dividend was reduced from $0.13 per share paid in the previous quarter.

“Our Board of Directors reduced the cash dividend as a result of the current economic conditions, our reduced earnings in the second half of 2008 and our desire to maintain our capital for a possible further deterioration in the economy,” stated Mr. Lamar.  “The reduced dividend will save BancTrust approximately $1.855 million this quarter.  Although our risk-based capital ratio of 14.1% is  significantly higher than the 10% required to be classified as a “well capitalized company” by our regulatory agencies, we believe it is important to preserve our capital during this turbulent economic period.

“Our Board remains committed to building long-term shareholder value and will continue to evaluate the cash dividend as part of this program.  Future dividends will be consistent with maintaining our strong capital position,” concluded Mr. Lamar.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc., is a registered bank holding company headquartered in Mobile, Alabama.  The Company provides an array of traditional financial services through 41 bank offices in the southern two-thirds of Alabama and 10 bank offices in northwest Florida.  BancTrust’s common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.banktrustonline.com by following the link to investor relations.

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Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as  “expect,” “may,” “could,” “intend,” “project,” “schedule,” “estimate,” “anticipate,” “should,” “will,” “plan,” “believe,” “continue,” “predict,” “contemplate” and similar expressions. Such forward-looking statements are based on information presently available to  BancTrust’s management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards and changes resulting from the recently enacted Emergency Economic Stabilization Act of 2008 and programs enacted by the U. S. Treasury and BancTrust’s regulators to address capital and liquidity concerns in the financial system, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust’s businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in  BancTrust’s SEC reports and filings under “Cautionary Note Concerning Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

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BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended				Year Ended
	December 31,	September 30,	June 30,	December 31,	December 31,
	2008	2008	2008	2007	2008	2007

EARNINGS:
Interest revenue	$24,210	$25,266	$27,622	$33,513	$108,092	$104,025
Interest expense	10,698	10,898	11,458	16,044	47,189	50,245

Net interest revenue	13,512	14,368	16,164	17,469	60,903	53,780

Provision for loan losses	8,086	1,863	2,382	7,549	15,260	12,435

Trust revenue	1,138	1,018	1,000	960	4,156	3,044
Service charges on deposit accounts	2,697	2,802	2,753	2,807	11,069	6,983
Securities gains	135	3	41	3	186	3
Gain on sale of interest rate floor	0	0	0	0	1,115	0
Other income, charges and fees	1,472	1,764	1,417	2,017	6,429	5,126
Total non-interest revenue	5,442	5,587	5,211	5,787	22,955	15,156

Salaries, pensions and other employee benefits	7,598	7,626	7,603	7,347	31,273	24,164
Net occupancy, furniture and equipment expense	2,954	2,998	3,148	2,975	12,091	8,219
Intangible amortization	779	949	948	666	3,500	1,227
Loss (gain) on other real estate, net	270	1,709	(31)	574	1,979	535
Other non-interest expense	5,008	4,624	4,712	4,363	18,794	14,163
Total non-interest expense	16,609	17,906	16,380	15,925	67,637	48,308
Income before income taxes	(5,741)	186	2,613	(218)	961	8,193
Income tax (benefit) expense	(2,249)	(37)	836	(338)	(295)	2,007
Net income	(3,492)	223	1,777	120	1,256	6,186

Effective preferred stock dividend	111	0	0	0	111	0

Net income available to common shareholders	$(3,603)	$223	$1,777	$120	$1,145	$6,186

Earnings per common share:
Total
Basic	(0.21)	$0.01	$0.10	$0.01	$0.07	$0.49
Diluted	(0.21)	0.01	0.10	0.01	0.06	0.49

Cash dividends declared
per common share	$0.13	$0.13	$0.13	$0.13	$0.52	$0.52

Book value per common share	$13.85	$14.05	$14.12	$14.26	$13.85	$14.26

Common shares outstanding	17,555	17,548	17,535	17,497	17,555	17,497
Basic average common shares outstanding	17,555	17,548	17,535	16,471	17,540	12,521
Diluted average common shares outstanding	17,712	17,721	17,697	16,628	17,695	12,704

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STATEMENT OF CONDITION:	12/31/08	09/30/08	06/30/08	03/31/08	12/31/07
Cash and cash equivalents	$85,069	$99,638	$77,124	$121,118	$128,781
Securities available for sale	221,879	215,126	222,082	225,775	245,877
Loans and loans held for sale	1,533,806	1,521,704	1,558,967	1,576,894	1,632,676
Allowance for loan losses	(30,683)	(25,116)	(24,642)	(23,888)	(23,775)
Goodwill	97,484	97,506	98,463	96,543	95,643
Other intangible assets	9,477	10,256	11,205	12,153	12,978
Other assets	171,145	169,774	179,630	171,261	147,914
Total assets	$2,088,177	$2,088,888	$2,122,829	$2,179,856	$2,240,094

Deposits	$1,662,477	$1,687,116	$1,703,332	$1,767,481	$1,827,927
Short term borrowings	0	959	8,042	548	4,198
FHLB borrowings and long term debt	113,398	134,473	142,807	134,960	137,341
Other liabilities	22,085	19,848	20,994	25,815	21,108
Preferred stock	47,085	0	0	0	0
Common shareholders' equity	243,132	246,492	247,654	251,052	249,520
Total liabilities and shareholders' equity	$2,088,177	$2,088,888	$2,122,829	$2,179,856	$2,240,094

	Quarter Ended				Year Ended
	12/31/08	09/30/08	06/30/08	03/31/08	12/31/08	12/31/07
AVERAGE BALANCES:
Total assets	$2,072,075	$2,088,019	$2,127,484	$2,178,918	$2,116,424	$1,558,040
Earning assets	1,766,228	1,774,193	1,819,174	1,889,782	1,812,114	1,381,358
Loans	1,521,737	1,542,183	1,570,840	1,605,924	1,560,017	1,147,714
Deposits	1,670,043	1,677,430	1,710,582	1,765,154	1,705,627	1,227,597
Common shareholders' equity	246,079	247,008	249,270	249,880	248,051	163,121

PERFORMANCE RATIOS:

Return on average assets	-0.67%	0.04%	0.34%	0.51%	0.06%	0.40%
Return on average common shareholders' equity	-5.82%	0.36%	2.87%	4.42%	0.46%	3.79%
Net interest margin (tax equivalent)	3.08%	3.25%	3.60%	3.62%	3.40%	3.95%
Efficiency ratio	87.79%	85.90%	75.81%	70.43%	80.02%	69.06%

ASSET QUALITY:

Ratio of non-performing assets to total assets	5.91%	5.58%	3.97%	3.88%	5.91%	2.26%
Ratio of allowance for loan losses to total loans, net of unearned income	2.00%	1.65%	1.58%	1.51%	2.00%	1.46%
Net loans charged-off to average loans (annualized)	0.66%	0.27%	0.42%	0.71%	0.51%	1.02%
Ratio of ending allowance to total non-performing loans	42.32%	35.94%	71.86%	54.85%	42.32%	65.99%

CAPITAL RATIOS:

Average common shareholders' equity to
average total assets	11.88%	11.83%	11.72%	11.47%	11.72%	10.47%
Dividend payout ratio	N/A	1300.00%	130.00%	81.25%	742.86%	106.12%

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